NEWS RELEASE
For Additional Information, contact:

Lincoln Bancorp
T. Tim Unger, President
(317) 839-6539


                            LINCOLN BANCORP ANNOUNCES
                     CLOSING OF MERGER WITH CITIZENS BANCORP

         PLAINFIELD,   INDIANA  --  SEPTEMBER   27,  2000  --  Lincoln   Bancorp
(NASDAQ-NM:  LNCB),  headquartered in Plainfield,  Indiana, announced today that
its  previously  announced  merger  with  Citizens  Bancorp,   headquartered  in
Frankfort,  Indiana,  has closed.  Shareholders of Citizens Bancorp will receive
 .9375 shares of Lincoln Bancorp common stock and $9.375 in cash for each share of Citizens Bancorp common stock held as of the close of business on September 26, 2000. Fractional shares of Lincoln common stock will not be issued in the merger. Rather, shareholders of Citizens will receive cash in the amount of $18.75 multiplied times the fractional share of Lincoln common stock to which they would otherwise have been entitled.

         Lincoln expects in the aggregate to issue approximately 884,900 shares of common stock and pay approximately $8,854,000 in cash to the former shareholders of Citizens Bancorp in the merger. In addition, non-vested options to acquire shares of Citizens Bancorp common stock will be exchanged for options to acquire 79,674 shares of Lincoln Bancorp common stock, at an option price of $8.81 per share.

         Lincoln Bancorp is the parent holding company for Lincoln Federal Savings Bank, and has its principal offices in Plainfield, Indiana. Following completion of the merger, Lincoln Bancorp had total assets of approximately $482 million and operated eight banking offices in Hendricks, Clinton, Montgomery, Morgan and Johnson Counties in Indiana.